NEWS
For Immediate Release

THOMAS & BETTS CORPORATION
REPORTS FIRST QUARTER 2006 EARNINGS

Sales Up 13 Percent; Earnings Per Diluted Share $0.62

MEMPHIS, Tenn. - April 25, 2006 - Thomas & Betts Corporation (NYSE: TNB) today reported first quarter 2006 net earnings of $38.8 million, up 59 percent compared to net earnings of $24.4 million in the first quarter 2005. Earnings per diluted share were $0.62 compared to $0.40 per diluted share last year.

First quarter 2006 net sales rose 12.7 percent to $441.8 million, compared to $392.2 million in the prior-year period. Higher sales volume and price increases to offset higher material and energy costs contributed significantly to the sales improvement.

“Thomas & Betts delivered strong first quarter results with each of our segments achieving double-digit earnings as a percentage of sales,” said Dominic J. Pileggi, chairman and chief executive officer. “We are especially pleased with the performance of our Electrical segment which leveraged strong demand in industrial, light commercial construction and utility markets into significant year-over-year growth in sales volume and earnings. Notably, first quarter earnings in this segment exceeded 13 percent of sales.”

First quarter 2006 gross margin improved slightly more than two and a half percentage points to 30.9 percent of sales, compared to 28.3 percent in 2005. Higher sales volumes and improved factory efficiency contributed to the margin increase. Selling, general and administrative expense was $78.5 million, or 17.8 percent of sales, essentially flat as a percent of sales with the prior year period.

Earnings from operations were $57.8 million in the quarter, up $16.1 million or 38.5 percent compared to $41.7 million reported in the first quarter 2005. As a percentage of sales, earnings from operations improved to 13.1 percent from 10.6 percent in 2005.

SEGMENT RESULTS

Electrical segment sales were $357.8 million in the first quarter, up 12.9 percent compared to the first quarter 2005. Improved sales volume and higher selling prices contributed significantly to the sales growth. Strong demand in industrial, light commercial construction and utility distribution markets drove the volume improvement.

Electrical segment earnings were $47.7 million in the quarter, up 44.3 percent compared to the first quarter 2005. As a percent of sales, segment earnings were
13.3 percent in 2006 compared to 10.4 percent in 2005. The earnings improvement reflects higher sales volumes, operating efficiencies and the company’s continued ability to offset higher material and energy costs through higher selling prices.

Sales in the Steel Structures segment were $52.7 million in the quarter, up 18.1 percent compared to the prior year period. Year-over-year Steel Structures segment earnings increased 30.9 percent to $7.0 million or 13.2 percent of sales, reflecting higher sales volume.

Sales and earnings in the HVAC segment were $31.2 million and $3.3 million, respectively, essentially flat with the first quarter 2005. Mild winter weather affected this segment’s year-over-year performance.

DEBT HIGHLIGHTS

Thomas & Betts ended the first quarter with $386 million in total debt, after repaying $150 million of notes that matured in the quarter. Total debt as a percentage of total capitalization was 25.4 percent at March 31, 2006, compared to 33.8 percent at December 31, 2005.

The company ended the first quarter 2006 with approximately $392 million in cash and marketable securities.

2006 DIRECTIONAL GUIDANCE

“Based on our strong first quarter performance and our expectation that industrial, light commercial construction and utility market demand will remain strong, we expect to realize sales growth in the high-single digit range for the full year 2006,” said Pileggi. “As a result, we are increasing our earnings per share guidance and now expect full year 2006 earnings per diluted share to be in the range of $2.55 to $2.60.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered utility transmission structures. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

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NOTE: The attached financial tables support the information in this news release:
Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows

CONTACT: Tricia Bergeron (901) 252-8266 or tricia.bergeron@tnb.com

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2005 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call/webcast to discuss the company’s first quarter 2006 results on Wednesday, April 26, 2006 at 11:00 am ET (10:00 am CT). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight ET on Wednesday, May 3, 2006. To access the replay, please call 201-612-7415, account number 9517, pass code 200226.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2006	2005

Net sales	$441,802	$392,186

Cost of sales	305,519	281,140
Gross margin	136,283	111,046
Gross margin - % of net sales	30.9%	28.3%

Selling, general and administrative	78,528	69,350
Selling, general and administrative - % of net sales	17.8%	17.7%

Earnings from operations	57,755	41,696
Earnings from operations - % of net sales	13.1%	10.6%

Income from unconsolidated companies	174	309
Interest expense, net	(3,467)	(7,160)
Other (expense) income, net	186	(467)

Earnings before income taxes	54,648	34,378

Income tax provision	15,848	9,970

Net earnings	$38,800	$24,408

Net earnings per share:
Basic earnings per share	$0.63	$0.41
Diluted earnings per share	$0.62	$0.40

Average shares outstanding:
Basic	61,432	59,333
Diluted	62,540	60,324

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2006	2005

Net sales:
Electrical	$357,849	$316,876
Steel Structures	52,728	44,642
HVAC	31,225	30,668

Total net sales	$441,802	$392,186

Segment earnings:
Electrical	$47,685	$33,039
Steel Structures	6,955	5,315
HVAC	3,289	3,651

Total reportable segment earnings	57,929	42,005

Interest expense, net	(3,467)	(7,160)
Other	186	(467)

Earnings before income taxes	$54,648	$34,378

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005

ASSETS

Current assets:
Cash and marketable securities	$392,245	$508,896
Receivables, net	209,969	185,391
Inventories	218,480	198,107
Other current assets	58,886	57,748
Total current assets	879,580	950,142

Net property, plant and equipment	269,048	267,026
Goodwill	463,657	462,810
Investments in unconsolidated companies	115,914	115,665
Other assets	127,370	124,753

Total assets	$1,855,569	$1,920,396

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$716	$150,804
Accounts payable	158,043	138,060
Accrued liabilities	95,738	115,547
Total current liabilities	254,497	404,411

Long-term debt	385,500	387,155
Other long-term liabilities	83,092	76,240

Shareholders' equity	1,132,480	1,052,590

Total liabilities and shareholders' equity	$1,855,569	$1,920,396

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date
	March 31,	March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$38,800	$24,408
Adjustments:
Depreciation and amortization	11,785	13,058
Deferred income taxes	4,528	348
Excess tax benefits from share-based payments	(7,455)	-
Changes in operating assets and liabilities, net:
Receivables	(23,915)	(21,159)
Inventories	(19,978)	(5,993)
Accounts payable	19,661	7,318
Accrued liabilities	(20,056)	(7,798)
Other	6,227	3,543
Net cash provided by (used in) operating activities	9,597	13,725

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,086)	(8,290)
Purchases of businesses	-	(15,203)
Marketable securities acquired	(121,625)	(113,800)
Proceeds from marketable securities	413,253	137,419
Other	118	335
Net cash provided by (used in) investing activities	277,660	461

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other borrowings	(150,112)	(273)
Stock options exercised	30,083	10,974
Excess tax benefits from share-based payments	7,455	-
Net cash provided by (used in) financing activities	(112,574)	10,701

EFFECT OF EXCHANGE RATE ON CASH	299	(1,442)

Net increase (decrease) in cash and cash equivalents	174,982	23,445
Cash and cash equivalents at beginning of period	216,742	151,189
Cash and cash equivalents at end of period	$391,724	$174,634

Cash payments for interest	$10,003	$10,204
Cash payments for income taxes	$16,371	$14,629